Exhibit 99.1
News Release

Woodward Governor Company 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058
FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr.
Chief Financial Officer and Treasurer
970-498-3112
Woodward Reports Fourth Quarter and Fiscal Year 2009 Results
Fort Collins, Colo., November 18, 2009—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its fourth quarter and fiscal year 2009. (All per share amounts are presented on a fully diluted basis.)
Quarterly Highlights
•	Sales for the quarter were $365 million, up approximately 4 percent from $351 million in the fourth quarter of last year.

•	Earnings per share were $0.34 for the quarter as compared with $0.50 for the same quarter last year.

•	Free cash flow for the quarter was $92 million compared to $27 million for the same period in the prior year.

•	$121 million of debt was repaid in the fourth quarter.

•	Final resolution in November 2009 of MPC’s government matter consistent with expectations.

•	Organic net sales (which excludes Airframe Systems segment external sales of $109.6 million) for the fiscal 2009 fourth quarter were $255 million, down 27 percent from $351 million in the fiscal 2008 fourth quarter. Organic operating earnings (earnings before interest and taxes excluding the Airframe Systems segment) in the fourth quarter of fiscal 2009 were $30.1 compared to fiscal 2008 of $50.9.
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Annual Highlights
•	Annual sales were $1.4 billion, up 14 percent from fiscal 2008.

•	Reported earnings per share for fiscal 2009 were $1.37 compared to $1.75 per share for fiscal 2008. Excluding special charges highlighted in the reconciliation below, adjusted earnings per share were $1.57.

•	Free cash flow generated during fiscal 2009 was $190 million, up from $88 million generated in fiscal 2008.

•	Organic net sales for fiscal 2009 were $1.1 billion, down 12 percent from the prior fiscal year. Reported organic operating earnings were $143.9 million compared to $183.6 million for fiscal 2008.
Net sales for the fiscal 2009 fourth quarter were $364.5 million, up approximately 4 percent from $350.5 million for the fiscal 2008 fourth quarter. Net earnings for the fiscal 2009 fourth quarter were $23.8 million, or $0.34 per share, compared with $34.4 million, or $0.50 per share, in the fiscal 2008 fourth quarter. Foreign currency exchange rates had a negative impact on net sales of approximately $5 million in the fiscal 2009 fourth quarter.
Organic net sales (which excludes Airframe Systems’ segment external sales of $109.6 million) for the fiscal 2009 fourth quarter were $255.0 million, down approximately 27 percent from $350.5 million in the fiscal 2008 fourth quarter. Organic operating earnings (earnings before interest and taxes excluding the Airframe Systems segment) were down 41 percent compared to the fiscal 2008 fourth quarter.
Net sales for fiscal 2009 were $1.430 billion, up 14 percent from $1.258 billion for fiscal 2008. Net earnings for the year were $94.4 million, or $1.37 per share, compared with $121.9 million, or $1.75 per share for fiscal 2008. Net earnings included the special items noted in the reconciliation below. Foreign currency exchange rates had a negative impact on net sales of approximately 3 percent and approximately $0.09 per share on net earnings for fiscal 2009 as compared to fiscal 2008.
Organic net sales for fiscal 2009 were $1.111 billion, down 12 percent from the prior fiscal year. Reported organic operating earnings were $143.9 million. Adjusted organic operating earnings, excluding the special charges described below totaling $16.6 million taken in the second quarter of 2009, were $160.5 million compared to $183.6 million for fiscal 2008. Foreign currency exchange rates had a negative impact on net organic sales of approximately 9 percent and approximately $6 million on organic operating earnings for fiscal 2009 as compared to fiscal 2008.
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RECONCILIATION OF EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

	Three Months Ended	Year Ended
	September 30, 2009

Earnings Per Share as reported	$0.34	$1.37
Purchase Accounting — Inventory	—	0.12
Workforce Management and Other Special Charges	—	0.15
Favorable Resolution — Tax Issues	—	(0.07)

Adjusted Earnings Per Share	$0.34	$1.57

Note: See statement regarding non-GAAP measures at the end of this release.
“During this challenging period, we delivered solid financial results by maintaining operating margins and delivering strong cash flow,” said Chairman and Chief Executive Officer Thomas A. Gendron. “We believe that we have positioned the business to deliver solid results in a difficult environment and to leverage our advantages in the coming rebound. This is a result of a broad effort to manage costs in each of the businesses while investing in opportunities, technologies and relationships that will support future growth.”
Quarterly Segment Results
Turbine Systems1
Turbine Systems’ segment net sales for the fourth quarter, which includes intersegment sales, were $148.4 million, a decrease of approximately 15 percent from $175.2 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2009 declined slightly to $32.0 million from $32.6 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 21.6 percent this quarter compared to 18.6 percent in the same quarter for the prior year.

[1]	The steam turbine product line was moved from Engine Systems to Turbine Systems in the fourth quarter of 2009. Segment information for all periods presented has been recast.
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Our sales performance reflected declines in aerospace OEM and industrial equipment markets, while aftermarket sales remained consistent with the prior year. This favorable mix, along with cost controls, allowed us to maintain segment earnings despite the decline in sales.
Airframe Systems
Airframe Systems’ segment net sales for the fourth quarter, which includes intersegment sales, were $110.4 million, reflecting stable defense markets and weakness in the business and regional jet markets. Reported segment earnings were $12.0 million or 10.9 percent of segment net sales for the fourth quarter of 2009. Excluding the effects of purchase accounting as shown on the attached schedule of Airframe Systems — Adjusted Segment Earnings, segment earnings were $18.3 million or 16.6 percent of net segment sales. Consistent with our expectations, the sequential improvement in profitability reflects significant cost reductions and synergies. As a result of the improved profitability, our airframe acquisitions were accretive to earnings in the fourth quarter.
Electrical Power Systems
Electrical Power Systems’ segment net sales for the fourth quarter, which includes intersegment sales, were $53.7 million, a decrease of 40 percent from $89.7 million for the fourth quarter a year ago. Segment earnings for this quarter were $5.1 million compared to $14.8 million for the same quarter a year ago. Excluding the effects of foreign currency exchange rates, net segment sales would have been approximately $57 million for the quarter. This quarter’s sales results reflected a broad decline in all markets served by the Electrical Power Systems segment. Approximately one-half of the decline was related to a significant slowdown in wind converter sales. This decrease was driven by ongoing tightness in credit markets and delays in stimulus funding and tax credit availability. Segment earnings as a percent of sales decreased to 9.5 percent this quarter compared to 16.5 percent for the same quarter last year. Our profitability in this segment was affected by the significant decline in volume, although cost controls mitigated this impact.
Engine Systems2
Engine Systems’ segment net sales for the fourth quarter, which includes intersegment sales, were $73.8 million compared to $120.0 million for last year’s fourth quarter, a decrease of 38 percent. Segment earnings for this quarter decreased to $2.1 million from $10.5 million for the same period a year ago. Segment earnings as a percent of net sales were 2.8 percent this quarter compared to 8.8 percent in the same quarter last year. The lower sales levels were attributable to broad declines across all of our served markets. The impact of foreign currency exchange rates on net sales and segment earnings was not significant when compared to the prior year. Profitability was significantly affected by the decrease in volumes, partially offset by cost reduction actions taken predominantly in the second half of 2009.

[2]	The steam turbine product line was moved from Engine Systems to Turbine Systems in the fourth quarter of 2009. Segment information for all periods presented has been recast.
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Nonsegment
Nonsegment expenses totaled $9.1 million for the fourth quarter of 2009, compared to $7.0 million for the same quarter last year. This reflects costs associated with a continuous improvement project impacting all business segments.
Full Year Fiscal 2009 Segment Results
Turbine Systems
Turbine Systems’ segment net sales for fiscal 2009 were $632.2 million, a slight decrease from $634.7 million for the same period a year ago. Segment earnings for the year increased 6 percent to $136.1 million from $128.9 million for last year. Segment earnings as a percent of net sales were 21.5 percent for fiscal 2009 compared to 20.3 percent in the prior year.
Airframe Systems
Segment net sales for fiscal 2009 were $322.0 million and segment earnings for the year were $11.0 million. Segment earnings reflect the $12.5 million charge related to purchase accounting effects on inventory related to the recent acquisition of HR Textron (“HRT”) and $19.6 million of intangible amortization related to both of the MPC Products Corporation (“MPC”) and HRT acquisitions, all of which were non-cash charges.
Electrical Power Systems
Electrical Power Systems’ segment net sales for fiscal 2009 were $243.1 million, a decrease of approximately 16 percent from $289.3 million for a year ago. Segment earnings for fiscal 2009 decreased approximately 15 percent to $35.9 million from $42.3 million for a year ago. Segment earnings as a percent of net sales increased to 14.8 percent for fiscal 2009 compared to 14.6 percent for last year.
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Engine Systems
Engine Systems’ segment net sales for fiscal 2009 were $341.0 million compared to $469.4 million for last year, a decrease of 27 percent. Segment earnings for fiscal 2009 decreased 58 percent to $18.5 million from $43.7 million for last year. Segment earnings as a percent of net sales were 5.4 percent in fiscal 2009 compared to 9.3 percent in fiscal 2008.
Nonsegment
Nonsegment expenses for fiscal 2009 were $46.6 million, compared to $31.3 million for last year. Excluding special charges, nonsegment expenses were $30.0 million or 2.1 percent of net sales for 2009, compared to 2.5 percent of net sales for the prior year.
Cash Flow and Financial Position
Net cash generated from operating activities improved to $218.7 million for the year ended September 30, 2009 compared with $125.4 million for fiscal 2008, reflecting our continuing focus on working capital and operating cash flow initiatives. Free cash flow was $189.7 million for the 2009 fiscal year as compared to $87.8 million for 2008. We believe this level of cash generation should continue in 2010. Capital expenditures for the twelve-month period were $28.9 million compared with $37.5 million last year.
Our ratio of debt to debt-plus-equity was 44.7 percent at September 30, 2009 compared to 50.1 percent at the end of the prior quarter and 7.2 percent at September 30, 2008, reflecting the financing and partial debt repayments connected with the recent acquisitions.
Outlook
Though near-term visibility has improved somewhat, we still expect the environment to remain challenging through at least the first half of fiscal 2010. This may include sequential revenue declines in some of our businesses. For fiscal 2010, we expect our sales to be approximately flat compared to fiscal 2009. We expect Airframe Systems sales to increase due to the mid-year acquisition of HR Textron, but anticipate sequential declines through the first half of the year. We are optimistic that most of our businesses are bottoming out now or will in the near future. Signs of stabilization and a possible second-half recovery are appearing in many of our markets.
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Therefore, for fiscal 2010 we expect our sales to be between $1.4 billion and $1.5 billion and our diluted earnings per share to be between $1.40 and $1.60.
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Non-GAAP Measures: Adjusted earnings per share, segment earnings, operating earnings, EBITDA and free cash flow are non-GAAP financial measures. The use of these measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use adjusted earnings per share, segment earnings, operating earnings, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. Management uses operating earnings to evaluate its performance without financing and tax related considerations, as these elements may not fluctuate with operating results. EBITDA is used in reviewing compliance with our debt covenants and in evaluating capital structure impacts of various strategic scenarios. Free cash flow is a non-GAAP financial measure which Woodward and others define as cash from operations less capital expenditures.
Conference Call
Woodward will hold an investor conference call at 5:00 p.m. EST on Wednesday, November 18, 2009 to provide an overview of the financial performance for the fourth quarter and fiscal 2009, business highlights, and outlook for fiscal 2010. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.
You may also listen to the call by dialing 1-866-835-8893 (domestic) or 1-703-639-1409 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1403951. An audio replay will be available by telephone from 8:00 p.m. EST on November 18 until 11:59 p.m. EST on November 20, 2009. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1403951.
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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more cost-effective equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the recent instability of the credit markets and other adverse economic and industry conditions; our ability to comply with the terms of the civil and criminal settlements related to the U.S. Department of Justice investigation of the pre-June 2005 government contract pricing practices of MPC Products Corporation and the related administrative agreement with the U.S. Department of Defense; Woodward’s ability to implement and realize the intended effects of its restructuring efforts; Woodward’s ability to reduce its expenses in proportion to any sales shortfalls; the ability of Woodward’s suppliers to meet their obligations; Woodward’s ability to integrate acquisitions and manage the costs related thereto; Woodward’s substantial debt obligations, debt service requirements and its ability to operate its business and pursue business strategies in the light of certain restrictive covenants in its outstanding debt documents; unforeseen events that significantly reduce commercial airline travel; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008 and any subsequently filed Quarterly Report on Form 10-Q.
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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Year Ended
	September 30,		September 30,
(Unaudited — in thousands except per share amounts)	2009	2008	2009	2008

Net sales	$364,527	$350,541	$1,430,125	$1,258,204

Costs and expenses:
Cost of goods sold	262,176	249,834	1,029,095	882,996
Selling, general, and administrative expenses	33,947	29,318	128,682	115,399
Research and development costs	19,980	20,013	78,536	73,414
Amortization of intangible assets	7,951	1,571	26,120	6,830
Restructuring and special charges	—	—	15,159	—
Interest expense	9,499	865	33,629	3,834
Interest income	(229)	(650)	(1,131)	(2,120)
Other, net	(1,590)	(1,088)	(2,377)	(4,059)

Total costs and expenses	331,734	299,863	1,307,713	1,076,294

Earnings before income taxes	32,793	50,678	122,412	181,910
Income taxes	(8,976)	(16,251)	(28,060)	(60,030)

Net earnings	$23,817	$34,427	$94,352	$121,880

Earnings per share amounts:
Basic	$0.35	$0.51	$1.39	$1.80
Diluted	$0.34	$0.50	$1.37	$1.75

Weighted average number of shares outstanding:
Basic	67,998	67,486	67,821	67,564
Diluted	69,219	69,463	69,033	69,560

Cash dividends per share	$0.060	$0.060	$0.240	$0.235

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,
(Unaudited — in thousands)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$100,863	$109,833
Accounts receivable	209,626	178,128
Inventories	302,339	208,317
Income taxes receivable	16,302	—
Deferred income tax assets	45,413	25,128
Other current assets	21,701	16,649

Total current assets	696,244	538,055
Property, plant, and equipment-net	208,885	168,651
Goodwill	442,802	139,577
Other intangibles — net	327,773	66,106
Deferred income tax assets	8,200	6,208
Other assets	12,518	8,420

Total assets	$1,696,422	$927,017

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$4,031
Current portion of long-term debt	45,569	11,560
Accounts payable	81,108	65,427
Income taxes payable	8,084	2,235
Accrued liabilities	127,317	85,591

Total current liabilities	262,078	168,844
Long-term debt, less current portion	526,771	33,337
Deferred income tax liabilities	86,048	27,513
Other liabilities	112,287	67,695

Total liabilities	987,184	297,389
Stockholders’ equity	709,238	629,628

Total liabilities and stockholders’ equity	$1,696,422	$927,017

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	September 30,
(Unaudited — in thousands)	2009	2008

Net cash provided by operating activities	$218,652	$125,354

Cash flows from investing activities:
Business acquisitions	(749,820)	—
Business dispositions	48,000	—
Payments for purchase of property, plant, and equipment	(28,947)	(37,516)
Proceeds from sale of assets	16,637	1,607

Net cash used in investing activities	(714,130)	(35,909)

Cash flows from financing activities:
Cash dividends paid	(16,289)	(15,872)
Proceeds from sales of treasury stock as a result of exercises of stock options	4,631	9,440
Purchases of treasury stock	(866)	(39,801)
Excess tax benefits from stock compensation	2,695	15,355
Proceeds from issuance of long-term debt	620,000	—
Payments of long-term debt	(92,392)	(16,257)
Borrowings on revolving lines of credit and short-term borrowings	145,702	45,791
Payments on revolving lines of credit and short-term borrowings	(149,731)	(47,256)
Payment of long-term debt assumed in MPC acquisition	(18,610)	—
Net proceeds from (payments for) cash flow hedges	(1,308)	108
Debt issuance costs	(5,892)	(412)

Net cash provided by (used in) financing activities	487,940	(48,904)

Effect of exchange rate changes on cash and cash equivalents	(1,432)	(2,343)

Net change in cash and cash equivalents	(8,970)	38,198
Cash and cash equivalents, beginning of period	109,833	71,635

Cash and cash equivalents, end of period	$100,863	$109,833

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Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Year Ended
	September 30,		September 30,
(Unaudited — in thousands except per share amounts)	2009	2008	2009	2008

Segment net sales *:
Turbine Systems	$148,353	$175,159	$632,222	$634,658
Airframe Systems	110,352	—	321,956	—
Electrical Power Systems	53,718	89,748	243,146	289,294
Engine Systems	73,838	120,029	340,995	469,432

Total segment net sales	$386,261	$384,936	$1,538,319	$1,393,384

Intersegment net sales:
Turbine Systems	$(3,149)	$(5,241)	$(14,272)	$(18,470)
Airframe Systems	(785)	—	(2,947)	—
Electrical Power Systems	(9,176)	(16,986)	(48,146)	(66,571)
Engine Systems	(8,624)	(12,168)	(42,829)	(50,139)

Total sales	$364,527	$350,541	$1,430,125	$1,258,204

Segment earnings**:
Turbine Systems	$31,978	$32,561	$136,120	$128,930
As a percent of segment sales	21.6%	18.6%	21.5%	20.3%
Airframe Systems	11,979	—	11,023	—
As a percent of segment sales	10.9%	N/A	3.4%	N/A
Electrical Power Systems	5,087	14,785	35,891	42,303
As a percent of segment sales	9.5%	16.5%	14.8%	14.6%
Engine Systems	2,074	10,549	18,454	43,737
As a percent of segment sales	2.8%	8.8%	5.4%	9.3%

Total segment earnings	51,118	57,895	201,488	214,970
Nonsegment expenses	(9,055)	(7,002)	(46,578)	(31,346)

Operating earnings	42,063	50,893	154,910	183,624
Interest expense and income, net	(9,270)	(215)	(32,498)	(1,714)

Consolidated earnings before income taxes	$32,793	$50,678	$122,412	$181,910

Capital expenditures	$11,032	$12,999	$28,947	$37,516
Depreciation expense	9,931	6,704	37,828	28,620

*	This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.

**	This schedule reconciles segment earnings, which excludes certain costs, to consolidated earnings before taxes.
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Woodward Governor Company and Subsidiaries
RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS AND EBITDA

	Three Months Ended		Year Ended
	September 30,		September 30,
(Unaudited — in thousands)	2009	2008	2009	2008
Net earnings	$23,817	$34,427	$94,352	$121,880
Income taxes	8,976	16,251	28,060	60,030
Interest expense	9,499	865	33,629	3,834
Interest income	(229)	(650)	(1,131)	(2,120)

OPERATING EARNINGS	42,063	50,893	154,910	183,624
Amortization of intangible assets	7,951	1,571	26,120	6,830
Depreciation expense	9,931	6,704	37,828	28,620

EBITDA	$59,945	$59,168	$218,858	$219,074

OPERATING EARNINGS	$42,063	$50,893	$154,910	$183,624
Less: Airframe Systems operating income	(11,979)	—	(11,023)	—

ORGANIC OPERATING EARNINGS	$30,084	$50,893	$143,887	$183,624

Operating earnings (earnings before interest and taxes) and EBITDA (earnings before interest, taxes, depreciation, and amortization) are non-GAAP financial measures. The use of these measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use both Operating Earnings and EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.
Management uses Operating Earnings to evaluate its performance without financing and tax related considerations as these elements may not fluctuate with operating results. EBITDA is used in reviewing compliance with its debt covenants and in evaluating capital structure impacts of various strategic scenarios.
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Woodward Governor Company and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

	Three Months Ended		Year Ended
	September 30,		September 30,
(Unaudited — in thousands)	2009	2008	2009	2008

Net cash provided by operating activities	$103,494	$40,003	$218,652	$125,354
Capital expenditures	(11,032)	(12,999)	(28,947)	(37,516)

Free cash flow	$92,462	$27,004	$189,705	$87,838

Free cash flow is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.
Management uses free cash flow in reviewing the financial performance of its various business segments.
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Woodward Governor Company and Subsidiaries
SPECIAL ITEM SUMMARY

	Year Ended
	September 30, 2009
(Unaudited)	In Millions	Per Share

Items that decreased (increased) net earnings in 2009:

Purchase accounting — inventory	$12.5
Less: income tax impact	(4.5)

	8.0	$0.12

Workforce management and other charges	16.6
Less: income tax impact	(5.8)

	10.8	0.15

Favorable resolution — tax issues	(5.0)	(0.07)

Net decrease in net earnings	$13.8	$0.20

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Woodward Governor Company and Subsidiaries
Airframe Systems — Adjusted Segment Earnings

	Three Months Ended		Year Ended
	September 30,		September 30,
(Unaudited — in thousands)	2009	2008	2009	2008
Airframe Systems earnings	$11,979	$—	$11,023	$—
Purchase accounting — inventory	—	—	12,500	—
Intangible asset amortization	6,296	—	19,550	—

ADJUSTED AIRFRAME SYSTEMS EARNINGS	$18,275	$—	$43,073	$—

Adjusted segment earnings is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use segment earnings in their evaluation of companies.
Management uses segment earnings in reviewing the financial performance of its various business segments.
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Woodward Governor Company and Subsidiaries
Recast Segment Information

	2009 Fiscal Quarters
	First	Second	Third	Fourth
Total segment net sales:
Turbine Systems	$156,819	$168,043	$159,007	$148,353
Airframe Systems	52,318	51,610	107,676	110,352
Electrical Power Systems	61,842	58,521	69,065	53,718
Engine Systems	105,294	85,234	76,629	73,838

Total	$376,273	$363,408	$412,377	$386,261

Intersegment sales:
Turbine Systems	$4,537	$3,472	$3,114	$3,149
Airframe Systems	658	701	803	785
Electrical Power Systems	13,925	13,300	11,745	9,176
Engine Systems	12,409	11,274	10,522	8,624

Total	$31,529	$28,747	$26,184	$21,734

External net sales:
Turbine Systems	$152,282	$164,571	$155,893	$145,204
Airframe Systems	51,660	50,909	106,873	109,567
Electrical Power Systems	47,917	45,221	57,320	44,542
Engine Systems	92,885	73,960	66,107	65,214

Total	$344,744	$334,661	$386,193	$364,527

Segment earnings (losses):
Turbine Systems	$33,244	$37,635	$33,263	$31,978
Airframe Systems	1,801	3,233	(5,990)	11,979
Electrical Power Systems	9,166	9,137	12,501	5,087
Engine Systems	7,586	4,882	3,912	2,074

Total	$51,797	$54,887	$43,686	$51,118

Earnings reconciliation:
Total segment earnings	$51,797	$54,887	$43,686	$51,118
Nonsegment expenses	(7,803)	(23,594)	(6,126)	(9,055)
Interest expense and income, net	(5,875)	(6,486)	(10,867)	(9,270)

Consolidated earnings before income taxes	$38,119	$24,807	$26,693	$32,793

Note:	The steam turbine product line was moved from Engine Systems to Turbine Systems in the fourth quarter of 2009. Segment information for all periods presented has been recast.
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